Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) filed with the Securities and Exchange Commission on August 3, 2007, pertaining to the Aventine Renewable Energy Holdings, Inc. 2003 Stock Incentive Plan (Amended and Restated as of April 16, 2007) and to the incorporation by reference therein of our reports dated February 26, 2007, with respect to the consolidated financial statements and schedule of Aventine Renewable Energy Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

Ernst & Young LLP

St. Louis, Missouri
July 31, 2007